UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2016

DOCUMENT SECURITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	001-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Canal View Boulevard Suite 300 Rochester, NY	14623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 [  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 [  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 [  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 15, 2016, Document Security Systems, Inc. (the “Company”) was notified by the NYSE MKT LLC (the “NYSE MKT”) that the Company is not in compliance with the continued listing standards set forth in Section 1003(f)(v) of the NYSE MKT LLC Company Guide (the “Company Guide”), which addresses Low Selling Price Issues. The NYSE MKT has stated that the Company’s most recent thirty-day average selling price per share of $0.16 falls below the acceptable minimum required average share price for continued listing under Section 1003(f)(v) of the Company Guide, and that the Company’s stock has been closing at or below $0.20 per share since December 11, 2015. The NYSE MKT does not provide a specific minimum average price per share in its rules for purposes of compliance with Section 1003(f)(v) of the Company Guide, but instead makes those determinations in its discretion, on a case by case basis.

Under NYSE MKT rules, the Company has six months following receipt of notification to regain compliance with the minimum share price requirement. The Company intends to actively monitor the closing bid price for its common stock and will consider all available options to resolve the deficiency and regain compliance with Rule 1003(f)(v) within the allotted six month timeframe, including the option of incorporating a stockholder proposal in its 2016 Definitive Proxy Statement that would, if approved by the stockholders, amend the Company’s certificate of incorporation to authorize a reverse stock split if necessary to address the continued listing issue. The Company plans to file its 2016 Definitive Proxy Statement in late April of this year, and will disclose the date of its Annual Meeting of Stockholders in that filing.

The notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NYSE MKT under the symbol “DSS” subject to ongoing reassessment by the NYSE MKT.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: March 18, 2016	By:	/s/ Jeffrey Ronaldi
Jeffrey Ronaldi
Chief Executive Officer